EXHIBIT 10 (xv)
June 13, 1996

Mr. Kevin E. Swift
Account Manager
Ball-Foster Glass Container Co., LLC
76 Truex Place
Middletown, NJ 07748

Re: Acceptance of Pricing Proposal

Dear Kevin;

Thank you for your fine presentation of June 11, 1996. We are pleased to inform you that we have decided to appoint Ball-
Foster as our exclusive supplier for 12 oz., long-neck amber beer bottles, packed in bulk, effective as of the time our new brewery becomes operational, which is expected to occur in November of 1996. We have chosen to use the bottle with the inset label panel (which I believe is # D-8498-1) and a pry-off crown finish. This letter of acceptance incorporates by reference the terms of your proposal of June 10, as modified at our meeting on June 11. I attach a copy of this proposal for your ease of reference.

As you know, this decision was not made on the basis of price, since several of Ball-Foster's competitors offered identical pricing. Rather, this decision is based on your statements that Ball-Foster has appointed you to deal specifically with the craft brewing market, that Ball-Foster has adequate capacity to fulfill our projected order volumes among its various plants and that Ball-Foster is willing to warehouse a supply of glass in a warehouse near to us to eliminate the possibility that our orders will be disrupted by production or shipping problems. We also appreciated your straightforward approach to pricing and other aspects of our business.

Our filling equipment is currently under construction by Krones, Inc. No later than Monday, June 17, please contact:

	Scott Gray
	Sales Project Coordinator
	Krones, Inc.
	9600 South 58th St.
	Franklin, WI 53132
	(414) 421-5650 (phone)
	(414) 421-2222 (fax)

Krones has said it requires 50 cases of the bottles we intend to use, in addition to the print, which I am sending to Scott today.
You may be able to get Krones to reduce the amount of its request if you talk to Scott about this.

Again, thank you for your attention. We look forward to a long and mutually satisfying relationship.

Sincerely,

/s/Kevin E. Brannon, CEO
Frederick Brewing Co.

Cc:     Scott Gray, Krones, Inc.
	Ken Mason, Packaging Mgr.

June 10, 1996
Mr. Kevin E. Brannon
President
Frederick Brewing Co.
103 S. Carroll St.
Frederick, MD 21701

Re: 12-ounce Amber Supply Proposal

Dear Kevin:

Ball-Foster Glass Container Co. Is pleased to provide you with the following pricing proposal based on a 100 percent supply position to your new facility, starting on or about November 1,
1996

Item            12-ounce amber long neck beer container

Mold            1521412 (15214) or 1521912 (15219)

Finish          26-611 Crown finish

Drawing         D-7211-6 or D-8498-1 (attached)

Packing         Bulk palletized (spec attached)

Projected annual volume 80,000 - 120,000 gross

Length of supply agreement      Minimum two years

Delivered pricing               See Below

Annual Volume level     Invoice Price   Rebate          Net Price
	(in gross)      (per gross)  (per gross)        (per gross)

0 - 50,000              $12.46          0               $12.46
50,001 - 100,000        $12.46  2 percent or $.25       $12.21
100,001 and up          $12.46  4 percent or $.50       $11.96

Rebates will be accrued for a 12-month period effective with the first shipment and will be rebated quarterly.

Above pricing is guaranteed through December 31, 1997, and is subject to a maximum increase of 4% in calendar 1998. If Ball-Foster does increase its price to Frederick, Frederick shall have the right to obtain competitive quotations and to terminate this agreement. Provided, however, Ball-Foster shall have the right to meet the competitive prices, in which case this agreement shall remain in full force and effect.

Payment terms           1 percent 10 days, net 30 days
			Pending review of credit application

Pallets                 56 x 44, charge on invoice $15 per pallet

I look forward to reviewing this proposal with you in the very near future.

Yours truly,

/s/ Kevin E. Swift
Account Manager

mf

Attachments

cc:     Tammie Foster
	John Hughes
	Gordon Love